Exhibit (a)(2)

Contact:

In Taiwan Dr. S.K. Chen ChipMOS TECHNOLOGIES (Bermuda) LTD. +886-6-507-7712 s.k._chen@chipmos.com	In the U.S. Joseph Villalta The Ruth Group +1-646-536-7003 jvillalta@theruthgroup.com

ChipMOS PROVIDES NOTICE OF REPURCHASE RIGHT TO HOLDERS OF 3.375%

CONVERTIBLE SENIOR NOTES DUE 2011

Hsinchu, Taiwan, August 13, 2008 – Today, ChipMOS TECHNOLOGIES (Bermuda) LTD. (“ChipMOS” or the “Company”) (Nasdaq: IMOS) provided notice (the “Repurchase Notice”) to the holders (the “Holders”) of its 3.375% Convertible Senior Notes due 2011 (the “Notes”) that, pursuant to the Indenture (the “Indenture”), dated as of September 29, 2006, between the Company and The Bank of New York Mellon, as trustee, each Holder may at its option require the Company to repurchase on September 29, 2008 (the “Repurchase Date”), all of such Holder’s Notes not previously converted or called for redemption or repurchased, at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid interest on the Notes up to, but excluding, the Repurchase Date.

To exercise the repurchase right, the Holders must complete and deliver the notice of repurchase form attached to the Repurchase Notice to The Bank of New York Mellon, as the paying agent, no earlier than August 29, 2008 and no later than 5:00 p.m., London time, on Monday, September 22, 2008 and comply with certain other procedures set forth in the Repurchase Notice and the Indenture. The Repurchase Notice will also be furnished to the Securities and Exchange Commission on Form CB today and may be obtained by contacting The Bank of New York Mellon by mail at One Canada Square, London E14 5AL, United Kingdom, Attention: Global Trust Services Department or by facsimile at +44-20-7964-6399.

About ChipMOS TECHNOLOGIES (Bermuda) LTD.:

ChipMOS (http://www.chipmos.com/) is a leading independent provider of semiconductor testing and assembly services to customers in Taiwan, Japan, and the U.S. With advanced facilities in Hsinchu and Southern Taiwan Science Parks in Taiwan and Shanghai, ChipMOS and its subsidiaries provide testing and assembly services to a broad range of customers, including leading fabless semiconductor companies, integrated device manufacturers and independent semiconductor foundries.

Forward-Looking Statements

Certain statements contained in this announcement may be viewed as “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual performance, financial condition or results of operations of the Company to be materially different from any future performance, financial condition or results of operations implied by such forward-looking statements. Further information regarding these risks, uncertainties and other factors is included in the Company’s most recent Annual Report on Form 20-F filed with the U.S. Securities and Exchange Commission (the “SEC”) and in the Company’s other filings with the SEC.

Purchase other than through Repurchase Right

The Company may purchase the Notes or arrange for the purchase of the Notes or the common shares of the Company into which the Notes are convertible other than through an exercise of the Repurchase Right by the Holders of the Notes. Any such purchases if commenced may be discontinued at any time. If the Company purchases or arranges to purchase any of the Notes or the common shares into which the Notes are convertible it shall so disclose such purchases or arrangements to purchase through submissions under the cover of Form 6-K to the SEC.